EXHIBIT 10.9
SALARY DEFERRAL AGREEMENT
THIS SALARY DEFERRAL AGREEMENT (the “Agreement”) is made as of the 21st day of April 2020, by and between Babcock & Wilcox Enterprises, Inc., a corporation organized under the laws of the State of Delaware (“Company”), and Jimmy Morgan (“Employee”). As a result of the COVID-19 pandemic, the Company is implementing measures to significantly reduce expenses across the organization until economic conditions improve. One such measure is a salary deferral program. By signing below, Employee agrees to participate in such program, the terms of which are set forth below.

1.
Salary deferral. On June 1, 2020, the Company will reduce Employee’s weekly base salary (as it existed the day before, on May 31, 2020, referred to hereafter as “May 2020 Base Salary”) by thirty percent (30%). As such, starting with the Company’s June 15, 2020 pay date, which covers work performed June 1 through 15, 2020, the Company will pay Employee 80% of the May 2020 Base Salary. The new, reduced weekly base salary (i.e., the amount in effect on June 1, 2020, referred to hereafter as “June 2020 Reduced Base Salary”) will be in effect until November 30, 2020.

2.	Salary reinstatement. Effective December 1, 2020, if Employee remains employed by the Company or one of its Subsidiaries, the Company will reinstate Employee to his May 2020 Base Salary.

3.	Re-payment of deferred salary.

A.
The Company will pay Employee the difference between the May 2020 Base Salary and the June 2020 Reduced Base Salary, as paid during the months of June through November 2020 (referred to hereafter as “Deferred Salary”) no earlier than December 1, 2020 but no later than December 31, 2020.

B.	If Employee is not employed by the Company or one of its Subsidiaries on December 1, 2020, re-payment of Deferred Salary, if any, will be addressed as follows:

i.	If Employee’s employment was terminated on or before December 1, 2020 due to Employee’s:

(a)	Involuntary Termination of Employment (as defined in the B&W Severance Plan (As Amended and Restated Effective as of April 1, 2020), whether or not Employee is covered under such Plan);

(b)	Death; or

(c)
Disability (defined as circumstances which would qualify Employee for long term disability benefits under the Babcock & Wilcox Long Term Disability Plan, whether or not Employee is covered under such Plan);

then the Company will pay Employee the Deferred Salary within 30 days of Employee’s termination date.

ii.
If Employee’s employment was terminated on or before December 1, 2020 for any reason, voluntarily or involuntarily, other than those reasons listed in Section 3.B.i.(a)-(c), above, the Company will pay Employee the Deferred Salary as outlined in Section 3.A.

4.	Other Information.

A.
Neither this Agreement, nor any action taken by the Company shall be construed as conferring on Employee the right to be employed by the Company or its Subsidiaries or any affiliated company for any certain period of time.

B.	Nothing in this Agreement shall be construed to alter or in any way affect the quality or quantity of work Employee is expected to perform.

C.
This Agreement intends to qualify for the short-term deferral exemption under IRS Code Section 409A. As a result, no payment hereunder will be made later than 2 ½ months after the end of the calendar year in which the vesting date occurs.

D.
This Agreement may be executed in two counterparts, each of which shall be deemed an original and together shall constitute one and the same agreement, with one counterpart being delivered to each party hereto.

E.
This Agreement sets forth the entire agreement of the parties and supersedes all prior agreements, understandings and covenants between the parties with respect to the subject matter of this Agreement.

F.
This Agreement shall be governed by and construed in accordance with Ohio law. The parties irrevocably consent to the exclusive jurisdiction of the courts in Summit County, Ohio (whether federal or state) for any disputes relating to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above written.

	BABCOCK & WILCOX ENTERPRISES, INC.		EMPLOYEE

By:	/s/ Kenneth M. Young	By:	/s/ Jimmy Morgan
Name:	Kenneth M. Young	Name:	Jimmy Morgan
Title:	Chief Executive Officer